FOR IMMEDIATE RELEASE

Contacts:     Robert I. Kriebel           Jonathan Nugent
              U.S. Bioscience             Burns McClellan
              (800) 898-4404              (212) 213-0006


              U.S. BIOSCIENCE ANNOUNCES THIRD QUARTER RESULTS
                      WITH RECORD SALES OF ETHYOL(R)

WEST CONSHOHOCKEN, PA, OCTOBER 21, 1999 -- U.S. BIOSCIENCE, INC. (AMEX:
UBS) today reported a loss of $3,635,500 or $0.13 loss per common share outstanding for the third quarter of 1999, compared to a loss of $2,456,000 or $0.10 loss per common share in the corresponding 1998 quarter. The increased loss for the third quarter of 1999 reflects the expansion of the company's sales organization and increased research expenditures, even though revenues increased 11% over the prior year quarter.

Product sales for the third quarter of 1999 increased 10% over the prior year. Ethyol(R) (amifostine) sales rose in the third quarter due to significantly higher than expected sales revenue from ALZA Corporation, the company's distribution partner in the United States, and revenues received from increased trade sales of Ethyol in Europe by Schering-Plough. Combined sales of NeuTrexin(R) (trimetrexate glucuronate) and Hexalen(R) (altretamine) were below the year ago quarter, but up over the 1999 second quarter. The company believes that sales of these products in the second and third quarters may have been influenced by transitional factors relating to the assumption of full responsibility for promotion of NeuTrexin and Hexalen in the United States by U.S. Bioscience, which occurred at the end of the second quarter.

End-market sales of Ethyol in the United Sales, which are recorded by ALZA, rose by 85% over the prior year quarter to $17.7 million and to $34.8 million for the year to date, 48% higher than the corresponding 1998 nine month period.

Operating expenses in the third quarter of 1999 increased from prior year levels due principally to increased research and development expenses and higher selling and marketing costs. These increases were partly offset by an improved gross margin resulting from an increase in revenues received from ALZA Corporation on their purchases of Ethyol from the company, lower product manufacturing costs and trade price increases for Hexalen and NeuTrexin. Research and development expenses rose due to increased costs for the company's Phase II study of lodenosine (FddA) (a trial recently suspended), its Phase III clinical trials investigating the use of Ethyol in radiation therapy and various chemotherapeutic regimens, and its Phase III clinical trials investigating the use of NeuTrexin as an additional agent in the treatment of colorectal cancer. Sales and marketing costs increased in the third quarter due to the continued expansion of the company's sales force as a result of the company regaining full promotional responsibility for NeuTrexin and Hexalen at the end of the second quarter.

Cash and investments were approximately $51.9 million at September 30, 1999.

U.S. Bioscience, Inc. (http://www.usbio.com), based in West Conshohocken, Pa., is a pharmaceutical company specializing in the development and commercialization of products for patients with cancer and AIDS.

This release contains forward-looking statements which reflect management's current views of future events and operations. These forward-looking statements involve risks and uncertainties, including clinical trials, regulatory submissions and approvals, patent matters, market conditions, manufacturing and supply conditions, and other factors that could cause actual results to differ materially from those anticipated in any forward-looking statement. Additional information on factors that could cause such changes is contained in the company's Securities and Exchange Commission filings, copies of which are available from the company without charge.


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U.S. BIOSCIENCE, INC.  -  FINANCIAL HIGHLIGHTS
_____________________________________________________________________________________________________________________________

                                                             THREE MONTHS ENDED                   NINE MONTHS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS                           SEPTEMBER 30                        SEPTEMBER 30
(Unaudited)                                               1999               1998              1999                1998
_____________________________________________________________________________________________________________________________

Revenues
      Net sales                                       $  6,460,600       $  5,890,800      $  18,050,500        $  14,312,900
      Net investment income                                736,400            669,500          2,119,300            2,116,200
      Licensing, royalty and other income                  318,300            213,400          3,851,200            5,797,500
                                                       ------------       ------------       ------------        -------------
                                                         7,515,300          6,773,700         24,021,000           22,226,600


Expenses
      Cost of sales                                      1,487,900          1,649,900          4,048,300            4,231,600
      Selling, general and administrative costs          3,931,200          3,106,600         11,077,300           10,136,400
      Research and development costs                     5,709,300          4,435,200         17,396,200           13,467,200
      Interest expense                                      22,400             38,000             76,000              119,900
                                                       ------------       ------------       ------------        -------------
                                                        11,150,800          9,229,700         32,597,800           27,955,100
______________________________________________________________________________________________________________________________

Net loss                                              $ (3,635,500)      $ (2,456,000)     $  (8,576,800)       $  (5,728,500)


Net loss per common share
      Basic and Diluted                               $      (0.13)      $      (0.10)     $       (0.32)       $       (0.24)
_____________________________________________________________________________________________________________________________

Weighted average number of common shares
      outstanding Basic and Diluted                     27,416,300         24,335,200         26,922,700           24,290,200

_____________________________________________________________________________________________________________________________

CONDENSED CONSOLIDATED BALANCE SHEETS                                   SEPTEMBER 30, 1999                      DECEMBER 31,
                                                                           (UNAUDITED)                             1998
_____________________________________________________________________________________________________________________________

Current assets
      Cash and investments                                               $   20,288,700                     $     24,885,200
      Other assets                                                            9,156,100                            5,339,300
                                                                           -------------                      ---------------

             Total current assets                                            29,444,800                           30,224,500


Investment in long-term securities                                           31,579,700                           17,063,700
_____________________________________________________________________________________________________________________________

Property, plant and equipment                                                 5,162,200                            5,433,700


             Total assets                                                $   66,186,700                     $     52,721,900
_____________________________________________________________________________________________________________________________

Current liabilities                                                      $   11,767,200                     $     11,544,500

Long-term liabilities                                                         2,288,400                            2,444,200


             Total liabilities                                               14,055,600                           13,988,700


             Stockholders' equity                                            52,131,100                           38,733,200


             Total liabilities and stockholders'
                equity                                                   $   66,186,700                     $     52,721,900


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